Exhibit 10.11.3

RESTRICTED EQUITY UNIT AWARD AGREEMENT OF

THE BENEFICIENT COMPANY GROUP, L.P.

This RESTRICTED EQUITY UNIT AWARD AGREEMENT (this “Agreement”) of THE BENEFICIENT COMPANY GROUP, L.P. (the “Partnership”) is made by and between the Partnership and the undersigned (the “Grantee”). Capitalized terms used herein and not otherwise defined herein or in The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as amended from time to time (the “Plan”), shall be as defined in Appendix A attached hereto and the Plan is hereby attached as Appendix C and incorporated by reference herein.

RECITALS

WHEREAS, the general partner of the Partnership has determined it is in the best interests of the Partnership to provide the Grantee with this Agreement pursuant to and in accordance with the terms of the Plan.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to the following:

ARTICLE I GRANT OF RESTRICTED EQUITY UNITS

Section 1.1. Grant of Restricted Equity Units; Conditions of Grant

The Partnership hereby grants to the Grantee, effective as of the Grant Date specified on the REU Grant Certificate attached hereto as Appendix B (the “Grant Date”), the number of restricted equity units set forth in the REU Grant Certificate attached hereto, subject to the terms and conditions of this Agreement. Each restricted equity unit that is granted pursuant to this Agreement represents the right to receive delivery of one Common Unit, subject to any adjustment pursuant to Section 9 of the Plan (each such restricted equity unit, an “REU”).

Section 1.2. REUs and Agreement Subject to Plan; Administrator

This Agreement and the grant of REUs provided for herein shall be subject to the provisions of the Plan, except that if there are any express differences or inconsistencies between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern. For the avoidance of doubt, the Partnership may delegate to any employee of the BEN Group its duties and powers hereunder, and any reference to the “Administrator” contained herein shall be deemed to include any such delegate.

ARTICLE II VESTING AND SETTLEMENT OF REUS

Section 2.1. Vesting of REUs

(a)	The following vesting provisions shall apply to the REUs:

(i)

Subject to the Grantee’s continued Employment through the Service Vesting Date or Service Vesting Dates, as applicable, as specified in the REU Grant Certificate attached hereto, the REUs shall become vested on such date or dates, as applicable, as to the percentage(s) set forth in such REU Grant Certificate.

(ii)

If, prior to the date the REUs are vested as provided in Section 2.1(a)(i) above or otherwise terminate and are forfeited pursuant to Section 2.1(b) and (c) below: (A) the Grantee’s Employment is terminated without Cause, then the portion of the unvested REUs scheduled to vest on the Service Vesting Date next following such termination shall be vested as a result thereof; (B) the Grantee’s Employment is terminated by the Grantee for Good Reason, then the portion of the unvested REUs scheduled to vest on the Service Vesting Date next following such termination shall be vested as a result thereof; (C) the Grantee dies or experiences a Disability during Grantee’s Employment, then the portion of the unvested REUs scheduled to vest on the Service Vesting Date next following such event shall be vested as a result thereof; or (D) there occurs a Change in Control prior to any termination of the Grantee’s Employment, then all REUs shall be fully vested as a result thereof.

(iii)	All REUs that become vested under this Section 2.1(a) are eligible to be Settled pursuant to Section 2.2 of this Agreement.

(b)

If the Grantee’s Employment is terminated by the Grantee without Good Reason, all then unvested REUs shall immediately terminate and be forfeited without consideration, and no Common Units shall be delivered with respect thereto.

(c)

Notwithstanding the foregoing provisions of this Section 2.1, if the Grantee’s Employment is terminated for Cause, all REUs, whether vested or unvested, shall immediately terminate and be forfeited without consideration, and no Common Units shall be delivered hereunder.

(d) The Grantee’s right to vest in the REUs under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively providing services (even if still considered employed or engaged under local Law) and will not be extended by any notice period mandated under local Law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local Law). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed or engaged for purposes of the REUs.

Section 2.2. Settlement of REUs

(a)

To the extent that an REU granted hereunder becomes vested pursuant to Section 2.1(a) above, such REU shall be Settled within sixty (60) days following the earlier to occur of (i) the fourth anniversary of the Hire Date, or (ii) a Change in Control; provided, however, that in the event neither the Listing Date nor a Change in Control occurs prior to the fourth anniversary of the Hire Date, all REUs, whether vested or unvested, shall immediately terminate and be forfeited without consideration as of the fourth anniversary of the Hire Date, and no Common Units shall be delivered hereunder. For the avoidance of doubt, the Settlement of any REUs that become vested pursuant to Section 2.1(a) above shall not be accelerated, such that, with respect to any such REUs, only that percentage of such REUs that have become vested shall be Settled in accordance with the foregoing sentence. The date on which any REU is to be Settled hereunder is referred to as a “Delivery Date.” The Settlement of each REU shall be effected in accordance with, and subject to the provisions of, Section 2.2(b) below.

(b)

On the Delivery Date, each vested REU that is then being Settled shall be cancelled in exchange for the Partnership delivering to the Grantee either (i) the number of Common Units equal to the number of REUs that are to be Settled on such Delivery Date pursuant to Section 2.2(a) above or (ii) an amount of cash, denominated in U.S. dollars, equal to the Fair Market Value of the foregoing number of Common Units (a “Cash Payment”). The Administrator may elect in its sole discretion whether to Settle the REUs in Common Units or by a Cash Payment, and in the case of the Cash Payment, whether to have the Cash Payment delivered by the member of the BEN Group that employs or engages the Grantee or to which the Grantee otherwise is rendering services (the “Designated Service Recipient”).

(c)

Subject to the provisions of this Article II relating to the number of REUs that are to be Settled on the applicable Delivery Date and solely to the extent permitted under Section 409A, if applicable, the Partnership may impose such other conditions and procedures in relation to the Settlement of REUs as it may reasonably determine. In addition to the foregoing and notwithstanding anything else in this Agreement, the Administrator may require that any or all of the Common Units that may be delivered to the Grantee under this Section 2.2 that the Grantee intends to sell, from time to time, may only be sold through a coordinated sales program as defined by the Administrator.

(d)	Any of the foregoing payments or deliveries shall in all instances be subject to Sections 4.3 and 4.5 below, as applicable.

Section 2.3. No Distribution Payments

The REUs granted to the Grantee hereunder do not include the right to receive any distribution payments.

ARTICLE III RESTRICTIONS ON TRANSFERS AND OTHER LIMITATIONS

Section 3.1. Transfer Restrictions on REUs

(a)

The Grantee may not Transfer all or any portion of the Grantee’s REUs to any Other Holder (including to any Family Related Holder) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Partnership may require) as are determined by the Administrator, in its sole discretion.

(b)	Any Transfer of REUs by the Grantee to Other Holders permitted by the Administrator pursuant to Section 3.1(a) shall be made in accordance with Section 3.4.

(c)	Any purported Transfer of REUs that is not in accordance with this Section 3.1 is null and void.

Section 3.2. Confidentiality and Restrictive Covenants

The Grantee acknowledges and agrees that Grantee is bound by and will comply with the agreements that the Grantee has entered into with the Designated Service Recipient, the Partnership, Beneficient Management Partners, L.P., or any other member of the BEN Group, with respect to the Grantee’s obligation to keep confidential the nonpublic, confidential or proprietary information of the BEN Group and its affiliates, as applicable, and, if applicable, any restrictive covenants concerning the Grantee’s obligations not to compete with the BEN Group or solicit its clients or employees after termination of Employment, as such agreements may be amended from time to time.

Section 3.3. Post-Settlement Transfer Restrictions on Common Units

The provisions of this Section 3.3 shall or shall not be applicable to the REUs granted to the Grantee hereunder as indicated on the REU Grant Certificate.

(a)

The Grantee may not Transfer all or any portion of the Grantee’s Transfer Restricted Common Unit (as defined below) (including to any Family Related Holder) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Partnership may require) as are determined by the Administrator, in its sole discretion. For the avoidance of doubt, Transfer Restricted Common Units may only be held in an account with an institution, and subject to terms and conditions, which have been approved by the Administrator from time to time. Any Transfer of Transfer Restricted Common Units by the Grantee to Other Holders permitted by the Administrator pursuant to Section 3.3(a) shall be made in accordance with Section 3.4.

(b)

A “Transfer Restricted Common Unit” refers to all Common Units delivered upon Settlement of a vested REU until (i) the first anniversary of the Delivery Date related thereto, in the case of 50% of such Common Units and (ii) the second anniversary of such Delivery Date, in the case of the other 50% of such Common Units.

(c)

If the Grantee breaches in any significant or intentional manner, as determined by the Administrator in his sole discretion, any of the Grantee’s covenants as stated in Section 3.2, the Administrator, in his sole discretion, may direct that the Grantee forfeit all or a portion of the Transfer Restricted Common Units held by the Grantee in an amount determined by the Administrator in his sole discretion. The Grantee hereby consents and agrees to immediately surrender and deliver such Transfer Restricted Common Units to the Partnership, without the payment of any consideration, receipt of any further notice or fulfillment of any other condition.

(d)

If for any reason the Grantee’s Employment is terminated for Cause, unless otherwise determined by the Administrator in writing, all Transfer Restricted Common Units held by the Grantee shall automatically be forfeited by the Grantee without payment of any consideration. The Grantee hereby consents and agrees to immediately surrender and deliver such Transfer Restricted Common Units to the Partnership, without the payment of any consideration, receipt of any further notice or fulfillment of any other condition.

(e)

Any forfeiture of Transfer Restricted Common Units contemplated by Section 3.3(c) or Section 3.3(d) shall require no additional procedures on the part of the Partnership or its affiliates. The Grantee hereby acknowledges that the Administrator may take any and all actions to reflect the forfeiture of Transfer Restricted Common Units hereunder, including but not limited to the delivery of a written notice to the institution contemplated in Section 3.3(a) that holds the Transfer Restricted Common Units, and agrees to take any further action to memorialize such forfeiture as the Administrator may require.

(f)

The Administrator may, from time to time, waive the provisions of this Section 3.3, subject to the imposition of any conditions or further requirements, as determined by the Administrator in his sole discretion. Without limiting the foregoing, (i) the Administrator may impose equivalent transfer or forfeiture restrictions on the Grantee’s other equity, if any, held directly or indirectly in Beneficient Management Partners, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent that the provisions of this Section 3.3 are waived, and (ii) the Grantee hereby consents in advance to the imposition of such equivalent transfer or forfeiture restrictions for purposes of the governing documents of Grantee’s other equity, if any, held directly or indirectly in Beneficient Management Partners, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent the Administrator waives the application of this Section 3.3 to the Transfer Restricted Common Units.

(g)	Any purported Transfer of Transfer Restricted Common Units that is not in accordance with this Section 3.3 is null and void.

Section 3.4. Transfers to Other Holders

(a)

Transfers of REUs or Transfer Restricted Common Units by the Grantee to Other Holders are not permitted unless the Administrator provides his prior written consent pursuant Section 3.1 or Section 3.3. Prior to a Transfer of any REUs or Transfer Restricted Common Units to any Other Holder, the Other Holder must consent in writing to be bound by this Agreement as an Other Holder and deliver such consent to the Administrator.

(b)

If an REU or Transfer Restricted Common Unit is held by an Other Holder, such Other Holder shall be bound by this Agreement in the same manner and to the same extent as the Grantee is bound hereby (or would be bound hereby had the Grantee continued to hold such REU or Transfer Restricted Common Unit). Any Transfer to an Other Holder must be undertaken in compliance with Section 3.1(a). For the avoidance of doubt, any vesting requirement of Section 2.1 above that applies to an REU or transfer or forfeiture restrictions that are applicable to Transfer Restricted Common Units (including those Transfer Restricted Common Units delivered upon Settlement of a Transferred REU) held by an Other Holder shall be satisfied or deemed to be satisfied under this Article III only to the extent that such vesting requirement or transfer or forfeiture restrictions, as applicable, would otherwise have been satisfied if the REU or Transfer Restricted Common Unit had not been Transferred by the Grantee, and any REU and Transfer Restricted Common Unit, as applicable, that is held by an Other Holder shall cease to be held by such Other Holder under this Article III if the REU or Transfer Restricted Common Unit, as applicable, would have then ceased to be held by the Grantee if the REU or Transfer Restricted Common Unit had not been Transferred by the Grantee to such Other Holder.

(c)

In the event of a property settlement or separation agreement between the Grantee and his or her spouse, the Grantee agrees that he or she shall use reasonable efforts to retain all of his or her REUs and Transfer Restricted Common Units and shall reimburse his or her spouse for any interest he or she may have under this Agreement out of funds, assets or proceeds separate and distinct from his or her interest under this Agreement.

Section 3.5. Minimum Retained Ownership Requirement

The provisions of this Section 3.5 shall or shall not be applicable to the REUs granted to the Grantee hereunder as indicated on the REU Grant Certificate.

(a)

For so long as the Grantee retains his or her Employment, the Grantee (collectively with all Family Related Holders who become Other Holders, if applicable) must continuously hold an aggregate number of Common Unit Equivalents that is at least equal to fifteen percent (15%) of the cumulative amount of (x) all REUs granted to the Grantee under this Agreement and (y) all other REUs that have been or are hereafter granted to the Grantee under the Plan, in each case that have become vested pursuant to Section 2.1(a) (or similar provision in any other grant agreement), prior to any net Settlement permitted by Section 4.5.

(b)

“Common Unit Equivalents” means any combination of: (i) REUs that are or become vested pursuant to Section 2.1 of this Agreement and Common Units delivered upon Settlement of any such REUs (even if they are Transfer Restricted Common Units) and (ii) REUs granted to the Grantee under the Plan that are or become vested pursuant to a provision similar to Section 2.1 of this Agreement and Common Units delivered upon Settlement of any such REUs (even if a provision similar to the transfer restrictions on Transfer Restricted Common Units has not yet been satisfied).

(c)

The Administrator may, from time to time, waive the provisions of this Section 3.5, subject to the imposition of any conditions or further requirements, as determined by the Administrator in his sole discretion. Without limiting the foregoing, (i) the Administrator may impose equivalent transfer restrictions on the Grantee’s other equity, if any, held directly or indirectly in Beneficient Management Partners, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent that the provisions of this Section 3.5 are waived, and (ii) the Grantee hereby consents in advance to the imposition of such equivalent transfer restrictions for purposes of the governing documents of Grantee’s other equity, if any, held directly or indirectly in Beneficient Management Partners, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent the Administrator waives the application of this Section 3.5 to the Common Unit Equivalents.

(d)

Any purported Transfer of any Common Units that would result in a violation of this Section 3.5 is null and void. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 4.7) this Section 3.5 shall survive any termination of this Agreement.

ARTICLE IV MISCELLANEOUS

Section 4.1. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without giving effect to any otherwise governing principles of conflicts of law that would apply the Laws of another jurisdiction.

Section 4.2. Arbitration

(a)

Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in Dallas, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Except as required by Law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(b)

Notwithstanding the provisions of Section 4.2(a), the Partnership may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling the Grantee to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this clause (b), the Grantee (i) expressly consents to the application of Section 4.2(c) below to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Secretary or General Counsel of the Partnership (or any officer of the Partnership) at the address identified for the Partnership as set forth in Section 4.6 below as such Grantee’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Grantee of any such service of process, shall be deemed in every respect effective service of process upon the Grantee in any such action or proceeding.

(c)

EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN DALLAS, TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 4.2, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award. The parties acknowledge that the forums designated by this clause (c) have a reasonable relation to this Agreement and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable Law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding referred to in this Section 4.2 brought in any court referenced therein and such parties agree not to plead or claim the same.

Section 4.3. Remedies; Recoupment; Right to Set-Off

(a)

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law or under the terms of any other applicable agreement.

(b)

To the extent required or advisable, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder and any other similar Laws, the Administrator may specify in any other document or a policy to be incorporated into this Agreement by reference, that the Grantee’s rights, payments, and benefits with respect to REUs awarded hereunder and/or Common Units delivered to the Grantee in respect of REUs awarded hereunder shall be subject to reduction, cancellation, forfeiture or recoupment.

(c)

The Administrator may set-off any amounts due under this Agreement or otherwise against any amounts which may be owed directly or indirectly to the Partnership, Beneficient Management Partners, L.P., or their respective Affiliates by the Grantee under this Agreement, any other relationship or otherwise; provided that no such set-off may be made with respect to amounts payable hereunder that are subject to the requirements of Section 409A, except to the extent the set-off would not result in a violation of the requirements of Section 409A. The Grantee hereby expressly authorizes the Partnership, Beneficient Management Partners, L.P., and their respective Affiliates to take any and all actions on the Grantee’s behalf (including, without limitation, payment, credit and satisfaction of amounts owed) in connection with the set-off of any amounts owed directly or indirectly to the Partnership, Beneficient Management Partners, L.P., or their respective Affiliates or otherwise.

Section 4.4. Amendments and Waivers

(a)

This Agreement (including the Definitions contained in Appendix A attached hereto, the REU Grant Certificate attached as Appendix B hereto, and any other provisions as may be required to be appended to this Agreement under applicable local Law) may be amended, supplemented, waived or modified only in accordance with Section 4(c) of the Plan or Section 13 of the Plan, as applicable, or as may be required for purposes of compliance or enforceability with applicable local Law; provided, however, that the REU Grant Certificate shall be deemed amended from time to time to reflect any adjustments provided for under the Plan.

(b)

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.5. Withholding

Regardless of any action the Partnership or the Designated Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other taxrelated items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all TaxRelated Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Partnership or the Designated Service Recipient. The Grantee further acknowledges that the Partnership and/or the Designated Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the REUs, including, but not limited to, the grant, vesting or Settlement of the REUs, the delivery of Common Units or a Cash Payment upon Settlement of the REUs, the lapse of any restrictions imposed on the Grantee’s Transfer Restricted Common Units, the subsequent sale of Common Units acquired under the Plan and the receipt of any distributions; and (2) do not commit to and are under no obligation to structure the terms of the REUs or any aspect of the REUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Partnership and/or the Designated Service Recipient (or the Affiliate formerly employing, engaging or retaining the Grantee, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Partnership and/or the Designated Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Partnership and/or the Designated Service Recipient, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Cash Payment, the Grantee’s wages or other cash compensation paid to the Grantee by the Partnership and/or the Designated Service Recipient; or

(b)

withholding from proceeds of the sale of Common Units delivered upon Settlement of the REUs either through a voluntary sale or through a mandatory sale arranged by the Partnership (on the Grantee’s behalf pursuant to this authorization); or

(c)	withholding in Common Units to be delivered upon Settlement of the REUs.

To avoid negative accounting treatment, the Partnership shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Common Units, for tax purposes, the Grantee is deemed to have been issued the full number of Common Units subject to the Settled Common Units, notwithstanding that a number of the Common Units are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Partnership or the Designated Service Recipient any amount of Tax-Related Items that the Partnership or the Designated Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Partnership may refuse to issue or deliver the Common Units, the Cash Payment or the proceeds of the sale of Common Units, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

Section 4.6. Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified for purposes of notice given in accordance with this Section 4.6):

(a)	If to the Partnership, to:

The Beneficient Company Group, L.P.

325 North Saint Paul, Suite 4850

Dallas, Texas 75201 U.S.A.

Attention: Chief Financial Officer

(b)	If to the Grantee, to the most recent address for the Grantee in the books and records of the Partnership or the Designated Service Recipient.

Section 4.7. Entire Agreement; Termination of Agreement; Survival

(a)

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto. The Grantee acknowledges that the grant of REUs provided for under this Agreement is in full satisfaction of any and all grants of equity or equity-based awards that representatives of the Partnership or its Affiliates, on or prior to the date hereof, may have informed the Grantee that such Grantee is entitled to receive.

(b)

This Agreement shall terminate when the Grantee and all Other Holders cease to hold any of the REUs or Transfer Restricted Common Units that have been granted or delivered, as applicable, hereunder. Notwithstanding anything to the contrary herein, this Article IV shall survive any termination of this Agreement.

Section 4.8. Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.9. Binding Effect

This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 4.10. Appendices

Appendices A and B constitute part of this Agreement.

Section 4.11. Further Assurances

The Grantee shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 4.12. Interpretation; Defined Terms; Section 409A; Employment with Designated Service Recipient; Headings

(a)

Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and clauses shall refer to corresponding provisions of this Agreement. The word “including” is not meant to be exclusive, but rather shall mean “including without limitation” wherever used in this Agreement. Reference to “hereto”, “herein” and similar words is to this entire Agreement (including any Appendices) and not a particular sentence or section of this Agreement. All references to “date” and “time” shall mean the applicable date (other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required to close, in which case such date refers to the next occurring date that is not described in this parenthetical) or time in New York, New York.

(b)

This Section 4.12(b) applies to Grantees who are U.S. tax residents (such as, a U.S. citizen, greencard holder or a U.S. tax resident under the substantial presence test) to the extent applicable. Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Section 409A. Further, for purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All references to any “separation from service” or termination of the Employment of, or the services to be provided by, the Grantee, shall be deemed to refer to a “separation from service” within the meaning of Section 409A, if applicable. Notwithstanding anything herein to the contrary, (i) if at the time of the Grantee’s termination of Employment the Grantee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or delivery of Common Units otherwise payable or provided hereunder as a result of such termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Partnership will defer the commencement of the payment of any such payments or delivery hereunder (without any reduction in such payments or delivery of Common Units ultimately paid or provided to the Grantee) until the date that is six months following the Grantee’s termination of Employment (or the earliest date as is permitted under Section 409A) and (ii) if any other payments or other deliveries due to the Grantee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other deliveries shall be deferred if deferral will make such payment or other delivery compliant under Section 409A, or otherwise such payment or other delivery shall be restructured, to the extent possible, in a manner, determined by the Administrator, that does not cause such an accelerated or additional tax. The Partnership shall use commercially reasonable efforts to implement the provisions of this Section 4.12(b) in good faith; provided that none of the Administrator, the Partnership, Beneficient Management Partners, L.P., their respective Affiliates, nor any of the Partnership’s, Beneficient Management Partners, L.P.’s, or their respective Affiliates’ employees, directors or representatives shall have any liability to the Grantee with respect to this Section 4.12(b).

(c)

For the avoidance of doubt, any references to the Employment of the Grantee in this Agreement refer solely to the Employment of the Grantee by the Designated Service Recipient or any other member of the BEN Group. The grant of REUs under this Agreement in no way implies any Employment relationship with the Partnership or with any other member of the BEN Group, other than the Designated Service Recipient with which a formal Employment relationship is currently in effect with the Grantee, or any other member of the BEN Group with which a formal Employment relationship is currently in effect with the Grantee. If the Grantee changes Employment from the Designated Service Recipient as of the Grant Date to another member of the BEN Group, references to Designated Service Recipient hereunder shall refer to such other member of the BEN Group with which the Grantee has Employment.

(d)

The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 4.13. Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement.

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IN WITNESS WHEREOF, the Partnership has executed this Agreement as of the date specified under the signature of the Grantee.

THE BENEFICIENT COMPANY GROUP, L.P.

By:	BENEFICIENT MANAGEMENT, L.L.C.
its general partner

By:
Name: Brad K. Heppner
Title: Chief Executive Officer

[Restricted Equity Unit Award Agreement of The Beneficient Company Group, L.P.]

IN WITNESS WHEREOF, Beneficient Management Partners, L.P. has executed this Agreement as of the date specified under the signature of the Grantee.

BENEFICIENT MANAGEMENT PARTNERS, L.P.

By:	BENEFICIENT MANAGEMENT GROUP, L.L.C.
its general partner

By:	HIGHLAND COUNSELORS, L.L.C.
its manager

By:
Name: Jeffrey S. Hinkle
Title: Manager

[Restricted Equity Unit Award Agreement of The Beneficient Company Group, L.P.]

IN WITNESS WHEREOF, the undersigned Grantee has caused this counterpart signature page to this Agreement to be duly executed as of the date specified under the signature of the Grantee.

“GRANTEE”

Name: Participant Name
Dated: Grant Date

[Restricted Equity Unit Award Agreement of The Beneficient Company Group, L.P.]

APPENDIX A DEFINITIONS

In addition to the defined terms set forth in the preamble and recitals of the Agreement, as well as the defined terms set forth in the Plan, the following terms shall have the following meanings for purposes of the Agreement. Notwithstanding the previous sentence, the following defined terms shall govern over any such defined term in the Plan for purposes of this Agreement.

“Cause” means, with respect to the Grantee, the occurrence or existence of any of the following as determined on an informed basis and in good faith by the Administrator: (i) any breach of fiduciary duty or any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against the General Partner, any member of the BEN Group (including the Partnership), or Beneficient Management Partners, L.P., (ii) other conduct, including but not limited to a Regulatory Violation or allegations made in connection therewith, that has or can reasonably be expected to have a material adverse effect, monetarily or otherwise, on (x) the business of the General Partner, any member of the BEN Group, or Beneficient Management Partners, L.P., or (y) the ability of the Grantee to function as an employee, director, officer, associate or in any similar capacity (including consultant) with respect to the General Partner, the BEN Group, or Beneficient Management Partners, L.P., taking into account the services required of the Grantee and the nature of the business of the BEN Group, or (iii) a material breach by the Grantee of any Written Agreement between the Grantee and the General Partner, any member of the BEN Group (including the Partnership), or Beneficient Management Partners, L.P., a material provision of any Written Policies, or the deliberate failure by the Grantee to perform the Grantee’s duties to the General Partner or the BEN Group, provided that in the case of this clause (iii), the Grantee has been given written notice of such breach or failure within 45 days of the General Partner or the BEN Group becoming aware of such breach or failure and, where such breach or failure is curable, the Grantee has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure provided that the Grantee is then working diligently to cure such breach or failure. If such breach or failure is not capable of being cured, the notice given to the Grantee may provide for immediate termination or contain a date of termination that is earlier than 15 days after the date of such notice.

“Change in Control” means the occurrence of a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” of the Partnership, as determined in accordance with this definition. For an event to constitute a Change in Control that is a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” of the Partnership with respect to the Grantee, the Partnership must be (a) the entity for whom the Grantee is providing services at the time of the Change in Control; (b) the entity that is liable for payment in respect of an Award but only if either the payment is attributable to the performance of service by the Grantee for the entity or there is a bona fide business purpose for the entity to be liable for the payment and, in either case, no significant purpose of making the entity liable for the payment is the avoidance of Federal income tax; or (c) an entity that is a majority equityholder, meaning an equityholder owning more than 50% of the total fair market value and total voting power, of an entity identified in (a) or (b) or any entity in a chain of entities in which each entity is a majority equityholder of another entity in the chain, ending in an entity identified in (a) or (b). In determining whether an event is a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” of the Partnership, the following provisions apply:

(i) A “change in the ownership” of the Partnership will occur on the date on which any one person, or more than one person acting as a group, acquires ownership of the equity of the Partnership that, together with the equity held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity of the Partnership, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the equity of the Partnership, and such person or group acquires additional equity of the Partnership, the acquisition of additional equity by such person or group shall not be considered to cause a “change in the ownership” of the Partnership.

(ii) A “change in the ownership of a substantial portion of the assets” of the Partnership shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Partnership that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Partnership immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when the transfer is made to an entity that is controlled by the equityholders of the Partnership, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

Notwithstanding the foregoing, for purposes of this Agreement, a Change in Control shall not include or result from any offering of Common Units, or other equity convertible into Common Units, made in connection with the transactions contemplated by that certain Purchase and Sale Agreement between MHT Financial, L.L.C. and certain Sellers thereto.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to the BEN Group by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Administrator may reasonably determine in good faith.

“Employment” means the Grantee’s employment or engagement, including as a director of the General Partner, with (x) the Designated Service Recipient or any other member of the BEN Group or (y) any consultant or service provider that provides services to any member of the BEN Group; provided that in the case of clause (y), service provided as a consultant or service provider must be approved by the Administrator in order to qualify as “Employment” hereunder.

“Family Related Holder” means, in respect of the Grantee, any of the following: (i) such Grantee’s spouse, parents, parents-in-law, children, siblings and siblings-in-law, descendants of siblings, and grandchildren, (ii) any trust or other personal or estate planning vehicle established by such Grantee, (iii) any charitable organization established by such Grantee and (iv) any successor-in-interest to such Grantee, including but not limited to a conservator, executor or other personal representative.

“Good Reason” means a material diminution in the Grantee’s base salary, duties, responsibilities, or authorities. To exercise the right to terminate for Good Reason, the Grantee must provide written notice to the Designated Service Recipient of the belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice must describe the condition(s) believed to constitute Good Reason. The Designated Service Recipient will have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, the Grantee may terminate his employment; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, the Grantee will be deemed to have accepted the condition(s), or the Designated Service Recipient’s correction of such condition(s), that may have given rise to the existence of Good Reason.

“Hire Date” means the date upon which the Grantee commences Employment.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Participant, as the case may be.

“Listing Date” means the date that Common Units become listed and traded on the New York Stock Exchange or The NASDAQ Stock Market.

“Other Holder” means any Person that holds an REU, other than the Grantee.

“Regulatory Violation” means, with respect to the Grantee (i) the Grantee’s conviction of or entry of a plea agreement or similar arrangement with respect to (x) any felony or (y) any other crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body, or the entry of a settlement agreement, consent decree, or similar arrangement in response to a charge or complaint, that the Grantee violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations, or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations, or the entry of a settlement agreement or similar arrangement in response to a charge or complaint, that the Grantee violated the written rules of such self-regulatory organization that are applicable to any member of the BEN Group.

“REU Grant Certificate” means the REU Grant Certificate delivered to the Grantee and attached to this Agreement, as the same may be modified pursuant to Section 4.4(a) of the Agreement.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as the same may be amended from time to time, and the applicable regulations, including temporary regulations, promulgated under such Section, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Service Vesting Date” means, with respect to any REU, the date set forth in the REU Grant Certificate as the “Service Vesting Date.”

“Settle”, “Settled” or “Settlement” means the discharge of the Partnership’s obligations in respect of an REU through the delivery to the Grantee of (i) Common Units or (ii) a Cash Payment, in each case in accordance with Article II.

“Transfer” or “Transferred” means with respect to any REU or Common Unit, any (i) sale, assignment, transfer or other disposition thereof or any interests therein or rights attached thereto, whether voluntarily or by operation of Law, or (ii) creation or placement of any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Written Agreement” means any written agreement or contract between the Grantee and any of the General Partner, any member of the BEN Group (including the Partnership), or Beneficient Management Partners, L.P., including without limitation an agreement for or respecting Employment, confidential information, restrictive covenants, or awards under any bonus or equity incentive plan.

“Written Policies” means with respect to any Grantee having Employment with the General Partner or a member of the BEN Group, the written policies of the General Partner or the BEN Group, including without limitation those in its employee manual or code of ethics and other documents relating to the Grantee’s Employment, association or other similar affiliation with the General Partner or the BEN Group.

APPENDIX B

REU GRANT CERTIFICATE

Grantee Name: Participant Name

Grant Date: Grant Date

Number of REUs: Number of Awards Granted

Service Vesting Date:	The following sets forth each applicable Service Vesting Date upon which the REUs granted hereunder shall become vested, subject to the Grantee’s continued Employment through each such date:

Percentage of REUs that Become Applicable Service Vesting Date	Vested on Applicable Service Vesting Date
20%	Grant Date
20%	1st Anniversary of Hire Date
20%	2nd Anniversary of Hire Date
20%	3rd Anniversary of Hire Date
20%	4th Anniversary of Hire Date

Vesting and Settlement of the REUs is subject to all terms and conditions contained in the Agreement to which this REU Grant Certificate is attached. Notwithstanding the foregoing:

The post-settlement transfer restrictions contained in Section 3.3 of the Agreement shall be applicable to the REUs (and any resulting Common Units) granted under this REU Grant Certificate.

The minimum retained ownership requirements contained in Section 3.5 of the Agreement shall be applicable to the REUs (and any resulting Common Units) granted under this REU Grant Certificate.